UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2014 (October 23, 2014)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On October 23, 2014, AMC Networks Inc., a Delaware corporation (“AMC Networks”), through a wholly-owned subsidiary, AMC New Video Holdings LLC (“AMC New Video”) entered into a membership interest purchase agreement (the “Purchase Agreement”) with BBC Worldwide Americas, Inc. (“BBCWA”). In connection with the closing of the transactions contemplated by the Purchase Agreement, AMC New Video acquired 49.9% of the limited liability company interests of New Video Channel America, L.L.C., a Delaware limited liability company (“New Video”), that owns the cable channel, BBC AMERICA (the “Transaction”), for a purchase price of $200 million (the “Purchase Price”). AMC Networks is funding the Purchase Price with cash on hand and a $40 million promissory note payable in six months from the closing date. The Purchase Price is subject to working capital and other adjustments. In addition to the Purchase Agreement, AMC New Video is entering into a Second Amended and Restated Limited Liability Company Agreement with BBCWA and one of its affiliates (the “Joint Venture Agreement”) that sets forth certain rights and obligations of the parties, including certain put rights. The Transaction is structured as a long-term equity joint venture, with BBCWA and one of its affiliates retaining an aggregate of 50.1% of New Video. AMC Networks will have operational control of New Video and the BBC AMERICA channel, which will be run consistent with BBC editorial policies. The joint venture’s results will be consolidated in the financial results of AMC Networks.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc.
(Registrant)

Dated:	October 23, 2014	By:	/s/ James G. Gallagher
Name: James G. Gallagher
Title: Executive Vice President and General Counsel